Exhibit 99.1

GERBER SCIENTIFIC, INC. ANNOUNCES FISCAL 2007 FIRST QUARTER RESULTS

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported fiscal 2007 first quarter net income of $2.0 million, or $0.09 per diluted share, on revenue of $137.5 million, compared with a net loss of $1.1 million, or $0.05 per diluted share, on revenue of $128.8 million for the first quarter of fiscal 2006. The prior year first quarter net loss included a non-cash income tax charge of $2.3 million, or $0.10 per diluted share, which was attributable to the reversal of a deferred tax asset associated with a tax legislation change in the United Kingdom. Foreign currency translation had the effect of increasing revenue by approximately $2.6 million in the first quarter of fiscal 2007 compared with the first quarter of fiscal 2006.

Marc T. Giles, President and Chief Executive Officer, said: "We had a strong start to our fiscal year achieving both revenue and operating profit objectives. We are pleased with our year-over-year revenue growth of nearly 7 percent, which was driven by new products sales and our resurgence in China.

"Our operating income of $4.4 million reflects an increase of 28 percent over the comparable quarter in the prior year. During the quarter, we used $10.1 million of cash from operations less capital expenditures, primarily to fund higher inventories and other working capital requirements."

For additional information please see our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2006, which will be filed with the Securities and Exchange Commission.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making and specialty graphics, apparel and flexible materials and ophthalmic lens processing industries. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results

Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows and product launches are forward-looking statements that involve risks and uncertainties. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2006 under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Note Concerning Factors That May Influence Future Results," as well as information included in subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which outline certain important risks regarding the Company's forward-looking statements. These risks include, but are not limited to, delays in the Company's new product development and commercialization, intense competition in markets for each of the Company's operating segments, rapid technological advances, availability and cost of raw materials, apparel trade quotas, volatility in foreign currency exchange rates and fluctuations in interest rates. The Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law. Actual future results or events may differ materially from these forward-looking statements.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Quarter Ended July 31,
In thousands, except per share data	2006	2005

Revenue:
Product sales	$ 121,412	$ 113,417
Service sales	16,076	15,347
	137,488	128,764
Costs and Expenses:
Cost of products sold	86,248	79,865
Cost of services sold	9,535	9,643
Selling, general and administrative expenses	31,363	29,575
Research and development	5,968	6,312
Restructuring charges	---	(36)
	133,114	125,359

Operating income	4,374	3,405

Other income (expense), net	(159)	(175)
Interest expense	(777)	(1,431)

Income before income taxes	3,438	1,799
Income tax expense	1,414	2,882
Net income (loss)	$ 2,024	$ (1,083)

Earnings (Loss) per share of common stock:
Basic	$ 0.09	$ (0.05)
Diluted	$ 0.09	$ (0.05)

Weighted average shares outstanding:
Basic	22,621	22,311
Diluted	23,051	22,311

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY BALANCE SHEETS (Unaudited)
In thousands	July 31, 2006	April 30, 2006
Assets
Current Assets:
Cash and cash equivalents	$ 8,063	$ 14,145
Accounts receivable, net	89,642	92,422
Inventories	60,171	53,794
Prepaid expenses and other current assets	17,213	16,718
Total current assets	175,089	177,079

Property, plant and equipment, net	37,357	38,366
Goodwill	51,840	51,554
Deferred income taxes	27,765	27,696
Other assets	15,526	15,785
Total assets	$ 307,577	$ 310,480

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$ 1,600	$ 284
Accounts payable	44,237	53,886
Accrued and other liabilities	56,773	57,248
Total current liabilities	102,610	111,418

Long-term debt	38,778	36,836
Other long-term liabilities	36,301	36,610

Shareholders' equity	129,888	125,616
Total liabilities and shareholders' equity	$ 307,577	$ 310,480